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	Exhibit 12
GTE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF THE RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)

(Unaudited)

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	Three Months Ended	                 Years Ended December 31
	March 31, 1994	1993	1992	1991	1990	1989
Net earnings available for fixed charges:
	Income from continuing operations	$  503,899	$  989,803	$1,787,035	$1,528,102	$1,622,261	$1,550,450
	Add (deduct) -
		Income taxes	312,000	567,747	966,589	662,860	697,963	719,854
		Interest expense	278,329	1,298,234	1,475,670	1,574,746	1,510,909	1,282,691
		Capitalized interest (net of
        amortization)	(1,116)	(3,421)	(4,931)	(14,791)	(18,316)	(18,121)
		Preferred stock dividends of subsidiaries	5,315	22,162	23,429	25,317	28,697	33,775
		Additional income requirement on preferred
		   stock dividends of subsidiaries	3,285	12,739	12,671	11,006	12,357	15,676
		Minority interests	31,142	112,335	112,425	103,626	83,471	79,554
		Portion of rent expense representing
         interest	    34,898	   153,058	   196,533	   210,698	   206,959	   199,408
			1,167,752	3,152,657	4,569,421	4,101,564	4,144,301	3,863,287
	Deduct - Minority interests	   (48,326)	  (236,944)	  (248,979)	  (247,284)	  (224,240)	  (211,816)
		        Adjusted earnings available
		            for fixed charges from
		            continuing operations	$1,119,426	$2,915,713	$4,320,442	$3,854,280	$3,920,061	$3,651,471

Fixed Charges:
	Interest charges	$  278,329	$1,298,234	$1,475,670	$1,574,746	$1,510,909	$1,282,691
	Preferred dividends of subsidiaries	5,315	22,162	23,429	25,317	28,697	33,775
	Additional income requirement on preferred
	   dividends of subsidiaries	3,285	12,739	12,671	11,006	12,357	15,676
	Portion of rent expense representing
       interest	    34,898	   153,058	   196,533	   210,698	   206,959	   199,408
			321,827	1,486,193	1,708,303	1,821,767	1,758,922	1,531,550
	Deduct - Minority interests	   (18,149)	   (78,421)	   (86,504)	   (89,479)	   (91,730)	   (80,287)
		        Adjusted fixed charges	$  303,678	$1,407,772	$1,621,799	$1,732,288	$1,667,192	$1,451,263

Ratio of Earnings to Fixed Charges - continuing
   operations	3.69	2.07	2.66	2.22	2.35	2.52

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